EXHIBIT 99.1

Intelligent Systems Announces Third Quarter and YTD Results

NORCROSS, Ga., Nov. 14, 2014 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (NYSE MKT:INS) (www.intelsys.com) announced today its financial results for the three and nine month periods ended September 30, 2014.

For the three month period ended September 30, 2014, net income attributable to Intelligent Systems was $165,000 ($0.02 per basic and diluted share) compared to $585,000 ($0.07 per basic and diluted share) in the third quarter of 2013. Total revenue in the third quarter of 2014 was $3,787,000 compared to $4,574,000 recorded in the same quarter of 2013.

For the nine month period ended September 30, 2014, net loss attributable to Intelligent Systems was $287,000 ($0.03 loss per basic and diluted share) compared to net income attributable to Intelligent Systems of $1,141,000 ($0.13 per basic and diluted share) in the comparable period in 2013. Total revenue for the nine month period in 2014 was $11,151,000 compared to $12,826,000 in the first nine months of 2013. The results for the year-to-date period of 2014 include a legal settlement expense of $387,000, as previously disclosed in the first quarter of 2014. In addition, in the year-to-date period of 2014, the company recognized $125,000 in investment income, representing principally a gain on the sale of its minority equity investment in a privately held company.

J. Leland Strange, President and Chief Executive Officer, stated, "Comparisons with 2013 do not accurately reflect the current state of our business due to the impact of several factors disclosed in earlier periods. While there are no dramatic changes on a quarter by quarter basis in 2014, our operating companies are stable, with small but incremental revenue growth, an improving bottom line, and continued progress, albeit slower than I would like, on achieving our business goals at the ChemFree and CoreCard subsidiaries."

The Form 10-Q for the period ended September 30, 2014 will be filed with the Securities Exchange Commission today and available at www.sec.gov or www.intelsys.com. Investors are encouraged to review the Form 10-Q and our 2013 Form 10-K for an understanding of the risks and uncertainties associated with our businesses.

About Intelligent Systems Corporation

For over thirty five years, Intelligent Systems Corporation (NYSE MKT:INS) has identified, created, operated and grown early stage technology companies. The company has operations and investments in the information technology and industrial products industries. The company's principal majority-owned subsidiaries are CoreCard Software, Inc. (www.corecard.com), a provider of software and services for prepaid and credit card processing, and ChemFree Corporation (www.chemfree.com), a leader in bioremediating parts washer equipment and supplies. Further information is available on our website at www.intelsys.com or by calling us at 770-381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers' requirements or financial condition, market acceptance of products and services, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies and further declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

Intelligent Systems Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue
Products	$ 2,849	$ 3,587	$ 8,405	$ 10,124
Services	938	987	2,746	2,702
Total net revenue	3,787	4,574	11,151	12,826
Cost of revenue
Products	1,563	1,910	4,684	5,013
Services	481	541	1,371	1,721
Total cost of revenue	2,044	2,451	6,055	6,734
Expenses
Marketing	337	482	1,104	1,455
General and administrative	709	567	2,293	1,879
Research and development	732	587	2,366	1,863
Legal settlement	--	53	387	211
Income (loss) from operations	(35)	434	(1,054)	684
Other income (expense)
Interest income, net	2	2	3	2
Investment income	--	--	125	--
Equity in income of affiliate company	--	5	2	5
Other income, net	13	16	33	49
Income (loss) before income taxes	(20)	457	(891)	740
Income taxes	26	--	38	42
Net income (loss)	(46)	457	(929)	698
Net loss attributable to noncontrolling interest	211	128	642	443
Net income (loss) attributable to Intelligent Systems	$ 165	$ 585	$ (287)	$ 1,141
Income (loss) per share based on income (loss) attributable to Intelligent Systems Corporation:
Basic and diluted	$ 0.02	$ 0.07	$ (0.03)	$ 0.13
Basic weighted average common shares outstanding	8,958,028	8,958,028	8,958,028	8,958,028
Diluted weighted average common shares outstanding	8,969,016	8,963,851	8,958,028	8,965,131

Intelligent Systems Corporation
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30, 2014	December 31, 2013
ASSETS	(unaudited)	(audited)
Current assets:
Cash	$ 2,670	$ 3,433
Marketable securities	481	351
Accounts receivable, net	2,203	2,427
Inventories, net	981	1,106
Other current assets	362	327
Total current assets	6,697	7,644
Investments	1,608	1,650
Property and equipment, at cost less accumulated depreciation	1,093	1,145
Patents, net	28	64
Other long-term assets	92	124
Total assets	$ 9,518	$ 10,627
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 441	$ 472
Deferred revenue, current portion	620	668
Accrued payroll	621	680
Accrued expenses	400	364
Other current liabilities	225	267
Accrued legal settlement	235	259
Total current liabilities	2,542	2,710
Deferred revenue, net of current portion	167	238
Other long-term liabilities	197	185
Commitments and contingencies
Total Intelligent Systems Corporation stockholders' equity	8,566	8,806
Noncontrolling interest	(1,954)	(1,312)
Total stockholders' equity	6,612	7,494
Total liabilities and stockholders' equity	$ 9,518	$ 10,627
CONTACT: For further information, call
         Bonnie Herron, 770-564-5504
         or email to bherron@intelsys.com